Final Term Sheet	Filed Pursuant to Rule 433
Medium-Term Notes, Series N – Floating Rate May 9, 2013	Registration No. 333-184808

PACCAR Financial Corp.

Medium-Term Notes, Series N – Floating Rate

CUSIP # 69371RL53

(the “Notes”)

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☐Barclays Capital Inc.

☒Citigroup Global Markets Inc.

☒Mitsubishi UFJ Securities (USA), Inc.

☐ BNP Paribas Securities Corp.

☐ J.P. Morgan Securities LLC

☐ Goldman, Sachs & Co.

☒ Other: RBC Capital Markets, LLC

acting as ☒ principal ☐ agent

at:	☐ varying prices related to prevailing market prices at the time of resale
☒ a fixed initial public offering price of 100% of the Principal Amount.

Principal Amount: $200,000,000	Original Issue Date: May 16, 2013 (T+5)

Agent’s Discount or Commission: 0.15%	Final Maturity Date: May 5, 2015

Net Proceeds to Company: $199,700,000	Interest Payment Date(s): Monthly on the 5th, commencing June 5, 2013 Record Dates: The 15th calendar day preceding the applicable Interest Payment Date

Calculation Agent: The Bank of New York Mellon

Interest Rate Calculation:

☒	Regular Floating Rate Note	☐	Floating Rate/Fixed Rate Note

☐	Inverse Floating Rate Note		Fixed Rate Commencement Date:

	Fixed Interest Rate:		Fixed Interest Rate:

☐	Other Floating Rate Note (see attached)

Initial Interest Rate:	The Initial Interest Rate will be the interpolated rate based upon 2 week LIBOR (as referenced herein with an Index Maturity of 2 weeks) and 1 month LIBOR, in each case determined on May 14, 2013, plus the Spread

Initial Interest Reset Date: June 5, 2013

Interest Reset Date(s): Monthly on the 5th

Interest Rate Basis:

☐	CD Rate	☐	Federal Funds Rate	☐	Prime Rate
☐ Federal Funds (Effective) Rate
☐	Commercial Paper Rate		☐ Federal Funds Open Rate	☐	Treasury Rate
☐ Federal Funds Target Rate
☐	CMT Rate			☐	Other (see attached)

	☐ Reuters Page FRBCMT	☒	LIBOR
	☐ Reuters Page FEDCMT		Designated LIBOR Page:
	If Reuters Page FEDCMT: ☐ Weekly Average		☒ Reuters Page LIBOR 01 ☐ Reuters Page LIBOR 02
	☐ Monthly Average		Designated LIBOR Currency:

Index Maturity: 1 month LIBOR

Spread (+/-): +21 bps

Spread Multiplier: N/A

Maximum Interest Rate: N/A

Minimum Interest Rate: N/A

Day Count Convention:

☐ 30/360 for the period from to
☒ Actual/360 for the period from May 16, 2013 to May 5, 2015
☐ Actual/Actual for the period from to

Redemption:
☒ The Notes may not be redeemed prior to the Maturity Date.
☐ The Notes may be redeemed at our option prior to Maturity Date.
Initial Redemption Date:
Initial Redemption Percentage: %
Annual Redemption Percentage Reduction: % until Redemption Percentage is 100% of the Principal Amount.
☐ The Notes shall be redeemed by us prior to the Maturity Date (see attached).

Repayment:
☒ The Notes may not be repaid at the option of the holder prior to the Maturity Date.
☐ The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.
Option Repayment Date(s):

Currency:
Specified Currency: USD (If other than U.S. dollars, see attached)
Minimum Denominations: $1,000 and integral multiples of $1,000 in excess thereof
Exchange Rate Agent: (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check ☐
Issue Price:

Form: ☒ Book-Entry ☐ Certificated

Plan of Distribution:

Name	Title	Principal Amount of Notes
Mitsubishi UFJ Securities (USA), Inc.	Bookrunner	$67,000,000
Citigroup Global Markets Inc.	Bookrunner	$66,500,000
RBC Capital Markets, LLC	Bookrunner	$66,500,000
Total		$200,000,000

Other Provisions: N/A

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, Mitsubishi UFJ Securities (USA), Inc., Citigroup Global Markets Inc., RBC Capital Markets, LLC or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Mitsubishi UFJ Securities (USA), Inc., toll-free at 1-877-649-6848, Citigroup Global Markets Inc., toll-free at 1-800-831-9146 or RBC Capital Markets, LLC, toll-free at 1-866-375-6829.

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